EXHIBIT 99

Wireless Xcessories Group Inc. Intends to Cease Trading on Amex and to Deregister Its Common Stock with the SEC

HUNTINGDON VALLEY, Pa.--(PrimeZone)—April 2, 2008—Wireless Xcessories Group Inc. (AMEX:XWG) announced today that it has notified The American Stock Exchange that the Company intends to voluntarily withdraw the listing of its common stock on Amex and to deregister its common stock under the Securities Exchange Act of 1934. The Company expects to file a Form 25 with the Securities and Exchange Commission to withdraw its Amex listing, and to file a Form 15 with the SEC to deregister its common stock, on or about April 16, and April 17,  2008, respectively.  The Company anticipates that the deregistration will be effective within 90 days after the filing of the Form 25 and Form 15. Upon the filing of Form 25 and Form 15, Wireless Xcessories Group’s obligation to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K, will be immediately suspended.

As a result of this deregistration, Wireless Xcessories Group’s common stock will cease to be traded on The American Stock Exchange. The Company anticipates, however, that its shares of common stock will continue to be quoted on the over-the-counter market (“Pink Sheets”) to the extent market makers commit to make a market in the Company’s common stock. The Pink Sheets is the leading provider of pricing and financial information for the over-the-counter securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its Web site, www.pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.  The following Pink Sheet market makers are currently quoting XWG shares: E-Trade, Bear Stearns, Natixis Bleichroeder, Knight Equity, Pershing, and UBS Securities.  However, the Company can provide no assurance that trading in its common stock will continue on the Pink Sheets.

Wireless Xcessories Group intends to update its stockholders with information about the Company through mailings and/or postings on its Web site at www.wirexgroup.com.

In commenting on the decision to deregister, Steve Rade, president and CEO of Wireless Xcessories Group, stated, “After careful consideration, our Board of Directors unanimously decided to take this action because it believes that the burdens associated with operating as a registered public company currently outweigh any advantages to Wireless Xcessories Group and its stockholders.” Among the factors the Board considered were the following:

•	The costs, both direct and indirect, incurred by the Company each year in connection with preparing and filing periodic reports with the SEC and otherwise complying with the obligations of being a public company, including the substantial increase in costs associated with the requirements of the Sarbanes-Oxley
Act of 2002 and the related SEC and AMEX rules. Wireless
Xcessories Group currently estimates cost savings of at least
$1 million to $2 million over the next 5 years.

•	The benefits of permitting senior management to spend less
time on report preparation and regulatory compliance, which will allow them to devote their attention and efforts to Wireless Xcessories Group’s operations.

•	The lack of analyst coverage and minimal liquidity
for Wireless Xcessories Group’s common stock.

According to Rade, “Many small public companies like XWG are choosing to deregister because of these same concerns. The Board believes that the decision to deregister is in the best interests of Wireless Xcessories Group and its stockholders and will allow management to focus all resources on implementing the Company’s business plan in an effort to enhance long-term stockholder value.”

About Wireless Xcessories Group

Wireless Xcessories Group, Inc. designs and distributes a range of accessories for cellular phones throughout the United States and Canada. The Company offers in excess of 3,000 items that include rechargeable batteries, personal and vehicle hands free kits, portable and vehicle antennas, in-car and travel chargers, and plain and colored carrying cases. The Company sells to dealers and distributors through an in-house sales force and directly from its website, http://www.wirexgroup.com. Wireless Xcessories also creates private labeled websites, www.GetAccessories.net, for its dealers.

“Safe Harbor” Statement

Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the Company. Copies of these filings may be obtained by contacting the Company or the SEC.